UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Event: October 17, 2014

LIBERTY SILVER CORP.

(Exact name of registrant as specified in its charter)

Nevada	333-150028	32-0196442
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

181 Bay Street, Suite 2330 Brookfield Place, P.O. Box 848 Toronto, Ontario, Canada, M5J 2T3
(Address of Principal Executive Office)

Registrant’s telephone number, including area code: 888-749-4916

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On October 17, 2014, Liberty Silver Corp. (the “Company” or “Liberty”) entered into an amended and restated agreement (“Amended Loan Agreement”) in relation to an existing US$1,210,000 principal amount secured loan facility (the “Original Loan”) made available by BG Capital Group Ltd. (“BGCG”). Under the terms of the revised agreement, BGCG has made available to the Company a committed non-revolving term credit facility in the principal amount of US$1,250,000 (the “New Loan”), which initially bears interest at a rate of 11% per annum and which is secured by a charge on all of the assets of the Company. Under the terms of the Amended Loan Agreement, the Company also repaid the indebtedness to BGCG under the Original Loan by converting the outstanding, aggregate total sum of the principal amount of the Original Loan, together with all accrued and unpaid interest thereon, being US$1,248,653.70 (the “Debt”), into 99,892,296 common shares of the Company (“Common Shares”) at a deemed issue price of US$0.0125 per Common Share, in full satisfaction of the Debt under the Original Loan.

The New Loan consists of up to US$1,250,000 of new credit facilities, of which US$25,000 had been previously advanced to the Company pursuant to a promissory note, which was superseded by the New Loan and became part of the first advance under the New Loan in the aggregate amount of US$350,000. The Company intends to use the funds from the New Loan for drilling, metallurgical work, environmental permitting, surveying and other related exploration expenses pertaining to its Trinity Project as well as land taxes and related fees, and for general working capital purposes.

The key terms of the Loan are as follows:

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a total amount of up to US$1,250,000 is being advanced to Liberty, of which US$25,000 was previously advanced by way of promissory notes subsequent to the signing of the letter of intent relating to the New Loan (which promissory note is superseded by the New Loan), US$325,000 was advanced upon closing of the New Loan on October 17, 2014 (the “Closing Date”), US$150,000 to be advanced on any date that is mutually agreeable between BGCG and the Company, between the Closing Date and November 30, 2014, or failing such agreement, on November 30, 2014, US$250,000 on December 31, 2014, US$250,000 on March 31, 2015, and US$250,000 on June 30, 2015;

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the outstanding principal amount bears interest at 11% per annum from date of advance and becomes due and payable in its entirety one year following the Closing Date (the “Maturity Date”). The Company has the option to extend the Maturity Date by six months, with interest payable at 15% per annum accruing on the outstanding principal amount during such extension period;

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the New Loan is secured by a charge on all of the assets of the Company; and

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BGCG, at any time up to one business day prior to the Maturity Date, at its sole option, shall be entitled to convert all or any portion of the outstanding principal amount of the New Loan advanced to Liberty (including all deferred interest), together with all accrued interest, into Common Shares, on the basis of US$0.0125 per Common Share. The conversion rights are subject to the Company having sufficient authorized capital available to satisfy the exercise of the conversion rights from time to time. To the extent there is not sufficient authorized capital at any time to permit the full exercise of all conversion rights available to BGCG at such time, the Company shall take all reasonable commercial efforts to hold, as expeditiously as possible, a shareholders’ meeting to approve the necessary increase to the authorized capital in order that the conversion rights available to BGCG may be exercised to its fullest extent.

The lender pursuant to the New Loan is BGCG. BGCG and certain of its related parties own, directly and indirectly, 129,861,249 Common Shares, representing approximately 70.1% of the Company’s 185,139,574 issued and outstanding Common Shares. Other than pursuant to the New Loan, the Company does not have any contractual or other relationship with BGCG.

The foregoing description of the Amended Loan Agreement and Promissory Note, as Schedule A thereto, is qualified in its entirety by reference to the Amended Loan Agreement which is attached hereto as Exhibit 10.22, and is hereby incorporated by reference.

ITEM

2.03 CREATION OF DIRECT FINANCIAL OBLIGATION OR AN OLBIGATION UNDER AN OFF-BALANCE SHEET ARRANGMENT OF A REGISTRANT

Reference is made to the disclosure set forth under Item 1.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

ITEM

3.02  UNREGISTERED SALES OF EQUITY SECURITIES

As noted in Item 1.01, above, on October 17, 2014, the Company issued 99,892,296 common shares of the Company (the “Shares”) at a deemed issue price of US$0.0125 per Common Share to BGCG, in full satisfaction of the Debt under the Original Loan.  Following the issuance of the Shares, BGCG and certain of its related parties now own, directly and indirectly, 129,861,249 common shares, representing approximately 70.1% of the Company’s 185,139,574 issued and outstanding common shares. There were no underwriting discounts or commissions paid with respect to the issuance of the Shares.  The Shares were not registered under the Securities Act of 1933 (the “Securities Act”) in reliance upon the exemption from registration provided by Regulation S under the Securities Act of 1933.

ITEM 5.01 CHANGES IN CONTROL OF REGISTRANT

A change of control of the Company occurred on October 17, 2014.  As noted in Item 1.01, above, on October 17, 2014, the Company issued 99,892,296 common shares of the Company at a deemed issue price of US$0.0125 per common share to BGCG, in full satisfaction of the Debt under the Original Loan.  Prior to the issuance of shares on October 17, 2014, the Company had 85,247,278 shares issued and outstanding, of which 29,967,953, or approximately 35.16% were owned directly and indirectly by BGCG and certain of its related parties.  Following the share issuance to BGCG, BGCG and certain of its related parties now own, directly and indirectly,

129,861,249 common shares, representing approximately 70.1% of the Company’s 185,139,574 issued and outstanding common shares.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

Exhibit No.	Description of Document
10.22	Amended and Restated Loan Agreement dated October 17, 2014, by and between BG Capital Group Ltd. and Liberty Silver Corp. and Promissory Note attached thereto as Schedule A.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY SILVER CORP.

By:  /s/ Manish Z. Kshatriya

 Executive VP & CFO

Date: October 20, 2014